UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12 (g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Numbers:
333-75415
333-75415-03

CC V HOLDINGS, LLC
CC V HOLDINGS FINANCE, INC.
(Exact name of registrants as specified in its charter)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(314) 965-0555
(Address, including zip code, and telephone number, including area code, or Registrants' principal executive offices)

11.875% Senior Discount Notes due 2008
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15 (d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) [ ]	Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(1)(ii) [ ]	Rule 12h-3(b)(2)(i) [ ]
Rule 12g-4(a)(2)(i) [ ]	Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(ii) [ ]	Rule 15d-6 [X ]
Rule 12h-3(b)(1)(i) [ ]

Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, CC V Holdings, LLC and CC V Holdings Finance, Inc. have duly caused this certification/notice to be signed on their behalf by the undersigned hereunto duly authorized.

CC V HOLDINGS, LLC
Registrant
By: CHARTER COMMUNICATIONS, INC., Registrants' Manager

Dated: March 15, 2005

By: /s/ Paul E. Martin
Name: Paul E. Martin
Title: Interim Co-Chief Financial Officer,
Senior Vice President and Controller
(Co-Principal Financial Officer and Principal Accounting Officer)

CC V HOLDINGS FINANCE, INC.
Registrant

Dated: March 15, 2005

By: /s/ Paul E. Martin
Name: Paul E. Martin
Title: Interim Co-Chief Financial Officer,
Senior Vice President and Controller
(Co-Principal Financial Officer and Principal Accounting Officer)